As filed with the Securities and Exchange Commission on June 9, 2004
Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MIDWAY GAMES INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	22-2906244 (I.R.S. Employer Identification No.)

2704 West Roscoe Street, Chicago, Illinois 60618 (773) 961-2222
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
_________________

Deborah K. Fulton, Esq.
Senior Vice President, Secretary and General Counsel
Midway Games Inc.
2704 West Roscoe Street, Chicago, Illinois 60618 (773) 961-2222
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Pamela E. Flaherty, Esq. Shack Siegel Katz & Flaherty P.C. 530 Fifth Avenue New York, New York 10036 (212) 782-0700

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective as the selling stockholders shall determine.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ______________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ______________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of Registration Fee

Common stock, par value $.01 (1)	4,603,750 shares(2)	$11.05(3)	$50,871,437(3)	$4,201.25(4)
_______________________

(1)   Also relates to stock purchase rights that are attached to all shares of common stock of the Registrant in accordance with the Third Amended and Restated Rights Agreement between the Registrant and The Bank of New York, dated October 14, 2003. Until the occurrence of events specified in the Rights Agreement, the rights are (i) not exercisable, (ii) evidenced by the certificates for the common stock and (iii) transferred along with and only with the common stock. The value attributable to these rights, if any, is reflected in the value of the common stock, and, accordingly, no separate fee is paid.

(2)   Represents shares of common stock being registered for resale by the holders (the “Selling Stockholders”) of shares of Series D Convertible Preferred Stock of the Registrant, including (i) shares issuable upon the conversion of preferred stock and shares of common stock that may be issued to pay quarterly dividends to the Selling Stockholders on shares of the preferred stock; and (ii) an indeterminable number of additional shares of common stock, pursuant to Rule 416 under the Securities Act of 1933 that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions affecting the shares to be offered by the Selling Stockholders.

(3)   Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 based on the average of the high and low prices of the Registrant's common stock reported on the New York Stock Exchange on June 3, 2004.

(4)   The registration fee has been reduced by $2,244.17, which is being offset, under Rule 457(p), against the filing fees previously paid with the Registrant’s shelf registration statement on Form S-3, File No. 333-113077, initially filed on February 25, 2004. $12,670 in filing fees were paid with that shelf registration statement, covering a maximum offering of up to $100,000,000 in unallocated securities. Subsequently, only $82,287,500 of securities were sold in that offering, and the other $17,712,500 of the Registrant’s securities were deregistered by a post-effective amendment to that registration statement. Therefore, $2,244.17 of filing fees are available for offset.

_______________________________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

MIDWAY GAMES INC.

4,603,750 Shares of
Common Stock, par value $.01

__________________________________________________________

The selling stockholders offering shares of our common stock by means of this prospectus, and the maximum number of shares that they may offer, are identified on pages 6 and 7 of this prospectus. The selling stockholders have acquired or may acquire the shares of common stock being offered (a) by converting shares of our Series D Convertible Preferred Stock or (b) as payments of quarterly dividends on our Series D preferred stock. The selling stockholders may sell these shares at any time, but they are not required to sell any shares.

Our common stock is listed on the New York Stock Exchange under the symbol “MWY.” On June 8, 2004, the last reported sale price of our common stock on the NYSE was $12.63 per share. The selling stockholders may offer shares through public or private transactions, at prevailing market prices, at privately negotiated prices or by any other lawful method. More detailed information about the distribution of the shares is found in the section of this prospectus entitled “Plan of Distribution.”

_________________________________________

Investing in our common stock involves risks.
See “Risk Factors” on page 3.

_________________________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ___________, 2004.

Prospectus Summary

You should carefully read this prospectus for details about this offering, including the information under the heading “Risk Factors.” You should also carefully read the documents that are incorporated by reference in this prospectus identified under the heading “Documents Incorporated by Reference” at the end of this prospectus.

About Midway

We develop and publish interactive entertainment software. Midway and our predecessors have been in the business of creating videogames for more than 20 years and have published over 400 titles in that time. We currently develop and publish games for play on all the major new generation home videogame consoles and handheld game platforms including Sony’s PlayStation 2 computer entertainment system, Microsoft’s Xbox and Nintendo’s GameCube and Game Boy Advance. Our titles include many of the most popular game genres such as action, adventure, driving, extreme sports, fighting, role-playing, sports and strategy.

Over the years, we have released many successful videogames, including Mortal Kombat, a line of games that has sold over 20 million copies, MLB Slugfest, SpyHunter, NHL Hitz, Ready 2 Rumble Boxing, Hydro Thunder, San Francisco Rush Extreme Racing, NFL Blitz, Area 51, Cruis’n USA, NBA Jam, Rampage, Gauntlet, Joust, Defender, Centipede, Asteroids and Pong.

Midway is our registered trademark. Our product names mentioned in this prospectus are also our trademarks, except where we license them. Other product names mentioned in this prospectus are the trademarks of their respective owners.

Midway is a Delaware corporation formed in July 1988. Our principal executive office is located at 2704 West Roscoe Street, Chicago, IL 60618, telephone no. (773) 961-2222.

The Offering

The selling stockholders named in this prospectus are offering up to 4,603,750 shares of our common stock that may be issued upon the conversion of shares of our Series D preferred stock that we issued in March, April and May 2004 and that might be issued to the selling stockholders (a) under antidilution adjustment provisions of the Series D preferred stock and (b) in payment of quarterly dividends on the Series D preferred stock. See “Issuance of Series D Convertible Preferred Stock” and “Selling Stockholders” below. The number of shares of our common stock that may be offered by the selling stockholders may increase if the conversion rate of the Series D preferred stock were to be adjusted in accordance with the terms of the Series D preferred stock.

The selling stockholders may sell all or a portion of their shares of common stock offered through this prospectus from time to time directly through one or more underwriters, broker-dealers or agents. The common stock may be sold in one or more transactions, at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, at negotiated prices or by any other lawful method. See “Plan of Distribution” below.

We will not receive any proceeds from the sale by any selling stockholder of the shares of common stock offered by this prospectus.

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Risk Factors

Investing in our securities involves risks. The most significant factors that make an investment in our securities risky or speculative are discussed under the captions “Item 1. Business--Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K and in the Quarterly Report on Form 10-Q and Current Reports on Form 8-K that are incorporated by reference in this prospectus. These factors, and others that are not presently known to us, may cause our operating results to vary from anticipated results or may materially and adversely affect our business and financial condition or the market for our common stock. If any of the unfavorable events or circumstances described in the risk factors actually occur, the trading price of our common stock and other securities could decline, and you could lose all or part of your investment.

Forward-Looking Statements

Some of the information in this prospectus contains “forward-looking statements” within the meaning of the federal securities laws. These statements may be found throughout this prospectus, particularly under the headings, “Risk Factors”, “Dividend Policy” and “Use of Proceeds,” among others, as well as in the information incorporated by reference in this prospectus. These statements describe our plans, strategies and goals and our beliefs concerning future business conditions and our business outlook based on currently available information. We do not intend to update the forward-looking statements included in this prospectus. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “expect,” “anticipate,” “seek,” “believe,” “ estimate,” “intend” and similar words, although some forward-looking statements are expressed differently. You should consider carefully the statements under the heading “Risk Factors” above and in other sections of this prospectus, as well as in the information incorporated by reference, which describe additional factors that could cause our actual results to differ from the expectations expressed in the forward-looking statements.

Use of Proceeds

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders in this offering.

Common Stock Market Price Data

Our common stock trades publicly on the NYSE under the symbol “MWY.” The following table shows the high and low closing sale prices of our common stock for the periods indicated as reported on the NYSE:

Calendar Period	High	Low

2002
First Quarter	$15.02	$10.44
Second Quarter	14.22	8.30
Third Quarter	8.12	3.85
Fourth Quarter	7.22	3.89

2003
First Quarter	$4.62	$2.95
Second Quarter	4.22	3.14
Third Quarter	3.82	2.10
Fourth Quarter	3.92	2.62

2004
First Quarter	$7.38	$3.65
Second Quarter (through June 8, 2004)	$12.63	$7.25

On June 8, 2004, there were approximately 1,050 holders of record of our common stock.

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Dividend Policy

We have never paid cash dividends on our common stock. In addition, under our agreements with our bank and with the selling stockholders, we are prohibited from paying cash dividends on our common stock. We plan to retain any earnings to fund the operation of our business.

Issuance of Series D Convertible Preferred Stock

On May 16, 2003, we issued 3,500 shares of Series C Convertible Preferred Stock and 1,141,000 three-year common stock purchase warrants in a private placement to three institutional investors for a total purchase price of $35,000,000. The investors also obtained the right to acquire an additional 1,250 shares of Series C preferred stock for a total purchase price of $12,500,000. The purpose of the private placement of Series C preferred stock and warrants was to raise funds to redeem the remaining $13,125,000 of our then outstanding Series B Convertible Preferred Stock and for working capital purposes as well as to finance inventory and receivables.

On October 14, 2003, the three investors in the Series C preferred stock and warrants surrendered and exchanged those securities for 3,500 shares of our Series D Convertible Preferred Stock and associated three-year warrants to purchase 1,141,000 shares of our common stock. The initial shares of Series D preferred stock are convertible into common stock until March 15, 2006 at a conversion price of $3.65 per common share, for a total of 9,589,042 shares, subject to adjustment and limited redemption rights. The exercise price of the 1,141,000 warrants is $3.75 per share.

The selling stockholders also exchanged their right to purchase the additional 1,250 shares of Series C preferred stock for the right to purchase an additional 1,250 shares of Series D preferred stock, prior to May 15, 2004, for a total purchase price of $12,500,000. The 1,250 additional shares of preferred stock are convertible until March 15, 2006, subject to adjustment and limited redemption rights, at a conversion price of $4.00 per share into 3,125,000 shares of common stock.

We agreed to register for sale by the holders (a) 130% of the number of shares of common stock issuable upon conversion of outstanding Series D preferred stock; (b) 125% of the number of shares of common stock issuable upon exercise of the related warrants; and (c) any shares of common stock that we issue in payment of quarterly dividends on the Series D preferred stock. Therefore, we previously filed a registration statement (File no. 333-110147) to register the required number of shares of common stock relating to the initial shares of Series D preferred, associated warrants and an estimated number of shares to pay a quarterly dividend.

This offering relates to the shares of our common stock issuable upon conversion of the additional 1,250 shares of Series D preferred stock and additional shares that may be issued, under the 130% provision described above, to cover adjustments and in payment of any quarterly dividends on the Series D preferred stock. The adjustment provisions of the Series D preferred stock are described below.

The holders of our Series D preferred stock are entitled to receive cumulative dividends on the stated value ($47,500,000) of the preferred stock in quarterly payments. The dividend rate is initially 5.75% per annum and will be reduced to 4.75% per annum if we have consolidated annual revenues in excess of $130 million and the amount of loss per share does not exceed $0.25 per share. Dividends may be paid in cash or at our option in registered shares of our common stock, so long as the weighted average price of our common stock is $2.00 or more for the eight business days prior to the dividend date. The number of shares to be issued in payment of a dividend will be determined based upon 97.5% of the weighted average price of our common stock over the five consecutive trading days prior to the dividend date.

If we breach our agreements with the holders of the preferred stock, or upon a change of control of Midway, the holders of the preferred stock may require us to repurchase the preferred stock at a premium. The premium is 25% above the stated value in the case of a change of control. The premium is 20% above the stated value upon the occurrence of specified default events, including (a) failure to maintain an effective registration statement, (b) suspension from trading or failure to maintain our listing or (c) any failure to deliver common stock upon conversion as agreed. The premium is 10% above the stated value upon our breach of any other agreement with, or representation or warranty made to, the selling stockholders, except if the breach would not have a material adverse effect on our business.

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The conversion price of the Series D preferred stock and the exercise price of, and number of shares underlying, the warrants are subject to adjustment if we:
  issue any shares of our common stock for consideration less than the conversion price of the Series D preferred stock or the exercise price of the warrants, excluding shares (a) issued upon the conversion of the Series D preferred stock or exercise of the warrants; (b) issued under our existing stock plans; or (c) issued under convertible securities outstanding as of May 16, 2003;

  issue options, warrants or convertible securities with an exercise price or conversion price less than the conversion price of the Series D preferred stock or the exercise price of the warrants, other than options issued under our employee plans;

  pay a dividend or other distribution in shares of our common stock; or

  subdivide, reclassify or combine our common stock.
If we issue shares of our common stock to a financial buyer for a consideration less than the conversion price of the initial Series D preferred stock or issue securities convertible into shares of our common stock at a conversion price less than the conversion price of the initial Series D preferred stock, then the conversion price of the initial Series D preferred stock will be reduced to the same price at which we issued shares to the financial buyer or the conversion price of the convertible securities we issued to the financial buyer, whichever is applicable. In all other instances described above, there will be a proportionate adjustment of the applicable conversion price and a proportionate adjustment of the applicable exercise price and number of shares issuable upon exercise of the warrants.

We may elect to redeem all or some of the Series D preferred stock in cash or by converting all or some of the shares of Series D preferred stock into common stock at the average of the weighted average price of our common stock during the 120 trading days prior to the maturity date of March 15, 2006. The election to redeem in cash or to convert shares of Series D preferred stock must be made by us on or before the 125th trading day prior to the maturity date. If no election is made, we will be deemed to have elected to convert the Series D preferred stock. If we have elected to convert any shares of Series D preferred stock at maturity, then a minimum common share price is established equal to 50% of the closing bid price of the common stock on the 126th trading day before the maturity date. For each trading day during the 120 trading days preceding the maturity date that the average closing bid price of the common stock is less than that minimum common share price, we will be required to use cash to redeem 1/120 of the shares of Series D preferred stock that we had elected to redeem using common stock.

Until June 5, 2005, the selling stockholders have the right to purchase a total of up to one third of any securities that we offer on the same terms as we offer them to any other purchasers. This right does not apply in the case of underwritten public offerings, issuances at or above the prevailing market price to investors for a primary purpose other than to raise capital, or offerings under the company’s benefit plans and in other specified instances.

Selling Stockholders

The selling stockholders named below are offering shares of common stock issuable upon the conversion of the additional shares of our Series D preferred stock and that may be issued in payment of dividends on the Series D preferred stock. For additional information regarding our Series D preferred stock or the shares to be offered, see “Issuance of Series D Convertible Preferred Stock” above.

We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for their ownership of our securities, the selling stockholders have not had any material relationship with us within the past three years.

The selling stockholders have advised us that they are each an affiliate of a registered broker-dealer. The selling stockholders have also advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares offered by this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders. In addition, each of the selling stockholders has advised us that:
  it purchased the shares in the ordinary course of business; and

  at the time of the purchase of the shares to be resold, it had and will have no agreements or understandings, directly or indirectly, with any person to distribute the shares.

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The table below identifies the selling stockholders and other information regarding the beneficial ownership of the common stock by each of the selling stockholders.

The second column lists the number of shares of our common stock beneficially owned by each selling stockholder as of June 7, 2004. The amount shown assumes that each selling stockholder converts all of our preferred stock and exercises all of our warrants that they own. However, the selling stockholders are not required to convert or exercise any of those securities. Under the certificate of designations for the preferred stock and under the terms of the warrants, no selling stockholder who owns preferred stock may convert preferred stock or exercise their warrants to the extent that the conversion or exercise would cause the selling stockholder, together with its affiliates, to own more than 4.99% of the shares of our common stock outstanding following such conversion or exercise. The number of shares shown in the table does not reflect this limitation.

The third column in the table below lists the number of shares that may be offered by each selling stockholder through this prospectus. The selling stockholders may sell all, some or none of their shares in this offering. As required by our agreement with the selling stockholders, the amounts listed in the third column includes 130% of the number of shares that would be issued if all of the selling stockholders’ additional shares of Series D preferred stock were converted at the conversion price of $4.00. In addition, the column includes shares of our common stock that may be offered in the event that Midway elects to pay dividends on the preferred stock by issuing to the selling stockholders shares of its common stock. The actual number of shares that will be issued upon conversion and upon such payments may be more or less than the 4,603,750 shares that may be offered by this p rospectus.

The fourth and fifth columns in the table below assume that the selling stockholders sell all of their shares being offered under this prospectus and also sell all of their initial shares of common stock and associated warrants, which are registered on a registration statement (File no. 333-110147) that was filed with the SEC on October 31, 2003. In addition, the table assumes that Smithfield Fiduciary LLC sells the 555,161 shares underlying warrants expiring in May 2006 (originally registered in registration file no. 333-63642).

Name of each selling stockholder	Amount and Nature of Beneficial Ownership (1)	Shares to be Sold (2)	Shares Beneficially Owned After Offering	Percent of Class Beneficially Owned After Offering

Portside Growth and Opportunity Fund	6,927,521 (3)	2,301,875	0	0%
Smithfield Fiduciary LLC	5,502,319 (4)	1,642,618	0	0%
Lighthouse LLC	1,980,363 (5)	659,257	0	0%
_____________________

(1)   Under the terms of our Series D preferred stock and associated warrants, no selling stockholder may convert preferred stock or exercise warrants to the extent that the conversion or exercise would cause it to own more than 4.99% of the shares of our common stock outstanding following such conversion or exercise. The number of shares shown does not reflect this limitation. In addition, until June 5, 2005, the selling stockholders have the right to purchase a total of up to one third of any securities that we offer on the same terms as we offer them to any other purchasers. This right does not apply in the case of underwritten public offerings, issuances at or above the prevailing market price to investors for a primary purpose other than to raise capital, or offerings under the company’s benefit plans and in other specified instances.

(2)   Represents the maximum number of shares that could be sold under this prospectus, which covers 130% of the common stock issuable upon conversion of the 1,250 additional shares Series D preferred stock and additional shares in respect of possible payments of dividends on the additional shares of preferred stock and assumes that the holder converted all of its additional shares of preferred stock into common stock. Each selling stockholder will determine the actual number of shares to be sold by that holder and when or if it will sell.

(3)   Represents 6,357,021 shares of common stock underlying our Series D preferred stock and 570,500 shares of common stock underlying the associated warrants. Ramius Capital Group, LLC is the investment adviser of Portside Growth and Opportunity Fund and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the securities held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S& Co., LLC, the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any securities deemed to be beneficially owned by Ramius Capital. Each of Messrs. Cohen, Stark, Strauss and Solomon disclaims beneficial ownership of the securities held by Portside.

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(4)   Represents 4,539,658 shares of common stock underlying our Series D preferred stock, 407,500 shares of common stock underlying the associated warrants and 555,161 shares of common stock underlying warrants expiring in May 2006 originally issued to the placement agent of our Series B preferred stock. Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and consequently has voting control and investment discretion over securities held by Smithfield. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Smithfield.

(5)   Represents 1,817,363 shares of common stock underlying our Series D preferred stock and 163,000 shares of common stock underlying the associated warrants. Highbridge Capital Management, LLC is the trading manager of Lighthouse LLC and consequently has voting control and investment discretion over securities held by Lighthouse. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Lighthouse.

Plan of Distribution

3,666,250 of the shares to be sold in this offering have been listed on the NYSE, subject to official notice of issuance. If there is an adjustment that increases the number of shares issuable in respect of the additional shares of preferred stock above the amount listed, we intend to list with the NYSE the number of additional shares of common stock, required to be registered under our registration rights agreement with the selling stockholders.

We are registering shares of common stock issuable upon conversion of the additional shares of preferred stock and issuance of the dividend shares, as described under “Selling Stockholders” above, to permit the resale of these shares of common stock by the selling stockholders from time to time after the date of this prospectus. The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the common stock beneficially owned by them and offered through this prospectus from time to time directly through one or more underwriters, broker-dealers or agents. If the common stock is sold through underwriters or broker-dealers, the selling stockholder will be responsible for underwriting discounts or commissions or agent's commissions. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

(1)   on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale,

(2)   in the over-the-counter market,

(3)   in transactions otherwise than on these exchanges or systems or in the over-the-counter market,

(4)   through the writing of options, whether such options are listed on an options exchange or otherwise,

(5)   through the settlement of short sales,

(6)   privately negotiated transactions,

(7)   a combination of any such methods of sale, and

(8)   any other method permitted pursuant to applicable law.

In connection with sales of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock to close out short positions, or loan or pledge shares of common stock to broker-dealers that in turn may sell those shares. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, those underwriters, brokers-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. Any such discounts, concessions or commissions as to particular underwriters, brokers-dealers or agents may be in excess of those customary in the types of transactions involved.

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The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of preferred stock or common stock owned by them. If the selling stockholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus or an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

This prospectus may not be used by any pledgee, transferee or other successor in interest to sell shares of common stock unless and until this prospectus has been amended or supplemented to include information about the pledgee, transferee or other successor in interest under the heading "Selling Stockholders" and any information about the plan of distribution by any pledgee, transferee or successor which varies materially from the description in this prospectus under the heading "Plan of Distribution".

The selling stockholders and any broker-dealer participating in the distribution of shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commission paid, or any discounts allowed to the broker-dealer may be deemed to be underwriting discounts or commissions under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

We do not know whether any selling stockholder will sell any or all of the shares of common stock registered by the shelf registration statement of which this prospectus forms a part.

The selling stockholders have advised us that they have acquired their securities in the ordinary course of business and they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. The selling stockholders have advised us that they are aware that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders, and they have advised us that they intend to comply with those rules.

We will pay all expenses of the registration of the shares of common stock under the registration rights agreement, including SEC filing fees and expenses of compliance with state securities or "blue sky" laws, except that the selling stockholders will pay any underwriting discounts and selling commissions. We expect that our expenses for this offering, including primarily filing fees and legal expenses, will be approximately $60,000.

We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling stockholders will be entitled to contribution. We will be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholders for use in this prospectus, in accordance with the related registration rights agreement or we will be entitled to contribution.

Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

Each share of common stock is sold together with stock purchase rights under our Rights Agreement with the Bank of New York, as rights agent. These rights are described in a registration statement on Form 8-A/A, Amendment No. 4 (File No. 001-12367), which we filed with the SEC on October 16, 2003. See “Documents Incorporated by Reference” below.

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Legal Matters

The validity of the issuance of the shares offered by this prospectus will be passed upon by our counsel, Shack Siegel Katz & Flaherty P.C., New York, New York. As of June 9, 2004, shareholders of Shack Siegel Katz & Flaherty P.C. held a total of 1,000 shares of common stock and options to purchase 60,000 shares of our common stock.

Experts

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2003, as set forth in their report, which is incorporated by reference in this prospectus. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Where You Can Find More Information

We have filed a registration statement on Form S-3 with the SEC in connection with this offering (File No. 333-__________). In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other documents we have filed at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. You may call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. Our SEC filings are also available to the public at the SEC’s Internet site found at “http://www.sec.gov” and can be inspected at the offices of the NYSE, 20 Broad Street, New York, NY 10005. The SEC’s Internet site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any contract or other document of ours, you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

Documents Incorporated by Reference

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we are disclosing important information to you without restating that information in this document. Instead, we are referring you to the documents listed below, and you should consider those documents to be part of this prospectus. Information that we file with the SEC after the date of this prospectus will update and supersede the information in this prospectus and the documents listed below.

We incorporate by reference into this prospectus the documents listed below, all documents that we file under the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to effectiveness of the registration statement and all documents that we file in the future with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, including exhibits, until this offering is terminated:
  our annual report on Form 10-K for the year ended December 31, 2003;

  our quarterly report on Form 10-Q for the quarter ended March 31, 2004;

  our current reports on Form 8-K filed February 26, 2004, March 22, 2004, April 6, 2004, two on April 13, 2004, April 16, 2004, April 21, 2004, April 29, 2004, May 7, 2004, May 13, 2004, May 21, 2004 and June 4, 2004; and

  the description of our common stock and accompanying rights contained in our registration statement on Form 8-A/A, Amendment No. 4 (File No. 001-12367) filed on October 16, 2003.
We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that we have incorporated by reference in this prospectus. You may request copies of this information in writing or orally, and we will provide it at no cost. You may contact us at Midway Games Inc., 2704 West Roscoe Street, Chicago, IL 60618, Attention: Deborah K. Fulton, General Counsel, Telephone: (773) 961-2222.

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You should rely only on the information incorporated by reference or contained in this prospectus. We have not authorized any dealer, salesperson or other person to give you different information. This prospectus is not an offer to sell nor is it seeking an offer to buy the securities referred to in this prospectus in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of the securities referred to in this prospectus.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The table below itemizes the expenses payable by the Registrant in connection with the registration and issuance of the securities being registered hereunder. The Registrant will bear all expenses of this offering, including the legal fees and expenses of counsel of the selling stockholders up to a total amount of $5,000. All amounts shown are estimates, except for the SEC registration fee and NYSE listing fee.

Registration Fee or Offset	$4,201.25
Accounting Fees and Expenses	$5,000.00
Legal Fees and Expenses	$45,000.00
NYSE Listing Application Fee	$2,500.00
Miscellaneous	$3,298.75

Total	$60,000.00

Item 15. Indemnification of Directors and Officers.

The Registrant’s authority to indemnify its officers and directors is governed by the provisions of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), by the Amended and Restated Bylaws of the Registrant, as amended (the “Bylaws”), by the Restated Certificate of Incorporation, as amended, of the Registrant (the “Certificate of Incorporation”) and by indemnification agreements entered into with each of its directors (the “Indemnity Agreements”).

Under Section 145 of the DGCL, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a “derivative action”)) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such an action and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the Registrant.

The Certificate of Incorporation and Bylaws provide that the Registrant shall, to the fullest extent permitted by Section 145 of the DGCL, (i) indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and (ii) advance expenses related thereto to any and all said persons. The indemnification and advancement of expenses provided for therein shall not be deemed to be exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such offices, and shall continue as to persons who have ceased to be directors, officers, employees or agents and shall inure to the benefit of the heirs, executors and administrators of such persons. In addition, the Certificate of Incorporation provides for the elimination of personal liability of directors of the Registrant to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the DGCL, as amended and supplemented.

The Indemnity Agreements provide for the indemnification of officers and directors to the fullest extent permitted by the laws of the State of Delaware, and obligate the Registrant to provide the maximum protection allowed under Delaware law. In addition, the Indemnity Agreements supplement and increase such protection in certain respects.

The Registration Rights Agreement filed as Exhibit 99.4 hereto provides for the indemnification of the Registrant and its affiliates against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to the Registrant by the selling stockholders for use in the prospectus included in this registration statement.

The Registrant has purchased insurance policies that provide coverage for losses of up to an aggregate amount of $20 million arising from claims made against the directors or officers for any actual or alleged wrongful act in their capacities as directors or officers of the Registrant. The coverage only applies, however, if indemnity, as described in this Item 15, is not available.

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Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits.

The following exhibits are being furnished herewith or incorporated by reference herein:

Exhibit
Number   Description

3	Amended and Restated By-Laws of the Registrant.

4.1	Specimen Certificate of Common Stock, incorporated by reference to the Registrant's registration statement on Form S-1, as amended, effective October 29, 1996 (File No. 333-11919).

4.2	Certificate of Designations, Preferences and Rights of the Series D Convertible Preferred Stock of the Registrant, incorporated by reference to the Current Report of the Registrant on Form 8-K, filed October 15, 2003 (the "Form 8-K").

4.3	Third Amended and Restated Rights Agreement, dated as of October 14, 2003, between the Registrant and The Bank of New York, as Rights Agent, incorporated by reference to the Form 8-K.

5	Opinion of Shack Siegel Katz & Flaherty P.C., counsel for the Registrant.

10	Amendment to Specified Stock Option Plans of the Registrant.

23.1	Consent of Shack Siegel Katz & Flaherty P.C. (contained in the Opinion filed as Exhibit 5 hereto).

23.2	Consent of Ernst & Young LLP.

24	Power of Attorney (contained on the signature page previously filed).

99.1	Amendment and Exchange Agreement, dated as of October 14, 2003, among the Registrant and Smithfield Fiduciary LLC, incorporated by reference to the Form 8-K.

99.2	Amendment and Exchange Agreement, dated as of October 14, 2003, among the Registrant and Portside Growth and Opportunity Fund, incorporated by reference to the Form 8-K.

99.3	Amendment and Exchange Agreement, dated as of October 14, 2003, among the Registrant and Lighthouse LLC, incorporated by reference to the Form 8-K.

99.4	Registration Rights Agreement, dated as of October 14, 2003, among the Registrant and the investors listed on the Schedule of Buyers attached thereto, incorporated by reference to the Form 8-K.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

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(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on this 9th day of June, 2004.

MIDWAY GAMES INC.

By:	/s/ David F. Zucker
David F. Zucker President and Chief Executive Officer

Power of Attorney

Each person whose signature to this Registration Statement appears below hereby appoints David F. Zucker, Thomas E. Powell and Deborah K. Fulton, and each of them acting singly, as his attorney-in-fact, to sign on his behalf individually and in the capacity stated below (i) any and all amendments (including post-effective amendments), supplements and additions to this registration statement, (ii) any and all registration statements relating to an offering contemplated pursuant to Rule 415 of the Securities Act of 1933, as amended, and (iii) any and all registration statements filed pursuant to Rule 462 under the Securities Act, of Midway common stock and any and all amendments (including post-effective amendments), supplements and additions thereto, and to file each of the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or each of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof. Such attorneys-in-fact and agents shall have, and may exercise, all of the powers hereby conferred.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Date	Title

/s/ David F. Zucker David F. Zucker	June 9, 2004	President and Chief Executive Officer (Principal Executive Officer)

/s/ Thomas E. Powell Thomas E. Powell	June 9, 2004	Executive Vice President-Finance, Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Neil D. Nicastro Neil D. Nicastro	June 9, 2004	Director and Chairman of the Board

/s/ Harold H. Bach, Jr. Harold H. Bach, Jr.	June 9, 2004	Director

/s/ William C. Bartholomay William C. Bartholomay	June 9, 2004	Director

/s/ William E. McKenna William E. McKenna	June 9, 2004	Director

/s/ Norman J. Menell Norman J. Menell	June 9, 2004	Director

/s/ Louis J. Nicastro Louis J. Nicastro	June 9, 2004	Director

/s/ Ira S. Sheinfeld Ira S. Sheinfeld	June 9, 2004	Director

/s/ Robert N. Waxman Robert N. Waxman	June 9, 2004	Director

/s/ Richard D. White Richard D. White	June 9, 2004	Director

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EXHIBIT INDEX

Exh. No.   Description

3	Amended and Restated By-Laws of the Registrant.

4.1	Specimen Certificate of Common Stock, incorporated by reference to the Registrant's registration statement on Form S-1, as amended, effective October 29, 1996 (File No. 333-11919).

4.2	Certificate of Designations, Preferences and Rights of the Series D Convertible Preferred Stock of the Registrant, incorporated by reference to the Current Report of the Registrant on Form 8-K, filed October 15, 2003 (the "Form 8-K").

4.3	Third Amended and Restated Rights Agreement, dated as of October 14, 2003, between the Registrant and The Bank of New York, as Rights Agent, incorporated by reference to the Form 8-K.

5	Opinion of Shack Siegel Katz & Flaherty P.C., counsel for the Registrant.

10	Amendment to Specified Stock Option Plans of the Registrant.

23.1	Consent of Shack Siegel Katz & Flaherty P.C. (contained in the Opinion filed as Exhibit 5 hereto).

23.2	Consent of Ernst & Young LLP.

24	Power of Attorney (contained on the signature page previously filed).

99.1	Amendment and Exchange Agreement, dated as of October 14, 2003, among the Registrant and Smithfield Fiduciary LLC, incorporated by reference to the Form 8-K.

99.2	Amendment and Exchange Agreement, dated as of October 14, 2003, among the Registrant and Portside Growth and Opportunity Fund, incorporated by reference to the Form 8-K.

99.3	Amendment and Exchange Agreement, dated as of October 14, 2003, among the Registrant and Lighthouse LLC, incorporated by reference to the Form 8-K.

99.4	Registration Rights Agreement, dated as of October 14, 2003, among the Registrant and the investors listed on the Schedule of Buyers attached thereto, incorporated by reference to the Form 8-K.